                                                                  Exhibit (12)

                        PHH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                               Nine                         Year Ended April 30,
                                           Months Ended   ----------------------------------------------------
                                             01/31/94       1993       1992       1991       1990       1989
                                           ------------   --------   --------   --------   --------   --------
Income from continuing operations
    before income taxes                       $  79,201     94,238   $ 83,117   $ 77,759   $ 89,698   $ 77,525
Add:
    Interest expense                            124,979    193,935    237,058    302,853    352,469    284,845
    Interest portion of rentals*                  6,638      8,456      8,665      7,796      6,251      6,224
                                              ---------   --------   --------   --------   --------   --------
Earnings available for fixed charges          $ 210,818   $296,629   $328,840   $388,408   $448,418   $368,594
                                              =========   ========   ========   ========   ========   ========

Fixed charges:
    Interest expense                          $ 124,979   $193,935   $237,058   $302,853   $352,469   $284,845
    Interest portion of rentals*                  6,638      8,456      8,665      7,796      6,251      6,224
                                              ---------   --------   --------   --------   --------   --------
                                              $ 131,617   $202,391   $245,723   $310,649   $358,720   $291,069
                                              =========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                 1.60       1.47       1.34       1.25       1.25       1.27
                                              =========   ========   ========   ========   ========   ========

* Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.